Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

I understand that my employment with EPR Properties, a Maryland real estate investment trust (the “Company”), is terminated effective October 31, 2014. In consideration of the Company providing to me the payments described in Section 1,
I, NEIL E. SPRAGUE, agree to the following:
Consideration
1.I acknowledge that in exchange for my commitments set forth in this Separation Agreement and Release ("Agreement"), the Company will:

a.pay to me the gross amount of One Million Dollars ($1,000,000.00), less deductions required by law. Such amount will be paid in substantially equal payments on the dates the Company pays its current employees their wages over a twelve (12) month period beginning on the next payroll date after I execute this Agreement and the expiration of the seven-day waiting period described in Section 18 of this Agreement; and

b.pay to me the gross amount of $15,132.36, which is approximately equal to the cost of twelve (12) monthly premiums for continued health care coverage under the Company’s medical, dental and vision plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or as the Act is more popularly known, “COBRA,” at the same level of coverage I had on the date my employment with the Company terminated. Such amount is for use by me at my discretion for health care expenses.  Payment of such amount shall be in one lump sum on the earliest date practicable after I sign this Agreement and the expiration of the seven-day waiting period described in Section 18 of this Agreement, and shall be less applicable taxes, withholding and other payroll deductions.

c.The Company will make available to me at its cost, pursuant to a third party service provided, executive outplacement services for a period of twelve (12) months.

d.I understand and acknowledge that I am entitled to the payment referenced above only as a result of my execution of this Agreement and not otherwise.

e.I understand and agree that all equity grants to me pursuant to the Company's 2007 Equity Incentive Plan, including all share options and restricted shares awarded under the Company's Annual Incentive Program and Long-Term Incentive Plan, shall be exercisable and forfeited and shall expire in accordance with those terms applicable to a termination by the Company or by my resignation as of October 31, 2014.

f.I understand and agree that all other employee benefits paid to me or on my behalf, including but not limited to, participation in the Company's 401(k) plan (if any), shall cease effective October 31, 2014, or on such later date as specified in the applicable plan.

Release of All Claims
2.I release the Company and all of its parents, subsidiaries, joint venturers, affiliates, assigns and successors, and all of its past, present and future owners/shareholders, officers, directors, agents, employees, trustees, representatives, insurers and attorneys (referred to in this document as the "Released Parties") from any and all claims, damages, lawsuits, injuries, liabilities and causes of action that I may have, whether known to me or not. Notwithstanding this Section 2, nothing in this Agreement is intended to release any claims that cannot be released as a matter of law.

3.The Company releases you from any and all claims, damages, lawsuits, injuries, liabilities and causes of action that it may have, whether now known to Company or not.

Release of All Employment Law Claims

4.I understand and agree that I am releasing the Released Parties from any and all claims, damages, lawsuits, injuries, liabilities and causes of action that I may have under any express or implied contract, or any city ordinance or state, federal or common law meant to protect workers in their employment relationships including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Missouri Human Rights Act, the Americans with Disabilities Act, the Equal Pay Act, 42 U.S.C. §§ 1981, 1983 and 1985, 18 U.S.C. § 1514A, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Missouri Service Letter statute, the Labor Management Relations Act, Workers' Compensation laws, and under which I may have rights and claims, whether known to me or not, arising, directly or indirectly out of my employment by the Company, and/or the termination of my employment with the Company. Notwithstanding this Section 4, nothing in this Agreement is intended to release any claims that cannot be released as a matter of law.

Release of Any Age Discrimination Claims

5.I understand and agree that I am releasing the Released Parties from any and all claims, damages, lawsuits, injuries, liabilities and causes of action that I may have, under the Age Discrimination in Employment Act, the Missouri Human Rights Act, and any other federal, state or local laws prohibiting age discrimination in employment, whether known to me or not, past or present, suspected or unsuspected, arising, directly or indirectly out of my employment by the Company or the termination of my employment with the Company or any statements or actions of the Released Parties. Notwithstanding this Section 5, nothing in this Agreement is intended to release any claims that cannot be released as a matter of law.

Will Not File Claims

6.I understand and represent that I intend this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release of all claims known and unknown, suspected or unsuspected, and that I intend the release set forth herein to be final and complete. I further agree that I will not prosecute or allow to be prosecuted on my behalf, in any administrative agency or court, whether state or federal, or in any arbitration proceeding, any claim or demand of any type related to the matters released above, it being my intention that, with the execution of this Agreement, Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to me. I understand that nothing in this Agreement shall preclude me filing a charge of discrimination, or participating in an investigation, with the Equal Employment Opportunity Commission or comparable agency. However, I further agree that I cannot and will not seek or accept any personal benefit from the Company, whether in monetary or other form, as part of or related to any proceeding initiated by any other person, agency or other governmental body of the United States or any other jurisdiction. Notwithstanding any of the provisions of this Agreement, I am not releasing any rights that I may have under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or as that Act is more popularly known, "COBRA," or any of my vested rights in the Company's 401(k) plan, or any other claim that cannot be released pursuant to applicable law.

7.The Company understands and represents that it intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release of all claims known and unknown, suspected or unsuspected, and that the Company intends the release set forth in Section 3 to be final and complete. The Company further agrees that it will not prosecute or allow to be prosecuted on its behalf, in any administrative agency or court, whether state or federal, or in any arbitration proceeding, any claim or demand of any type related to the matters released above, it being the Company's intention that, with the execution of this Agreement, you will be absolutely, unconditionally and forever discharged of and from all obligations to the Company.

Return of All Company Property; Expense Reports

8.I represent that I have returned any and all property (including, but not limited to, the Company provided vehicle, all computers, mobile telephones, personal computing devices, keys, tools, credit cards and Company files and documents and all copies thereof, whether in hard copy or stored electronically) of the Company, its parents, subsidiaries or affiliates that was in my possession. Within 30 days of my execution of this Agreement, I will submit any final expense reports for any ordinary and necessary business expenses incurred by me (whether paid by the Company or by me) in accordance with the Company's policies and practices regarding such expenses.

Confidentiality

9.I understand and agree that I (and my attorneys, if any) have held and will continue to hold the fact and all terms of this Agreement and the circumstances around this Agreement in utter, absolute and strictest confidence and secrecy, and that I have not and will not reveal the sum involved in this Agreement. The only exception is that I may inform Caren Burstein, my professional accountants or professional tax consultants with whom I have a confidential relationship, so long as any such accountant or tax consultant is informed of this confidentiality agreement prior to the disclosure of information protected by it, and agrees to keep such information confidential.

10.I understand and agree that, during my employment with the Company, I have had access to and knowledge of certain information and data that the Company considers confidential and that the release of this information or data to unauthorized persons or entities would be extremely detrimental to the Company. Accordingly, I hereby agree that I will not communicate, publish or disclose to any person or entity anywhere or use (for my own benefit or the benefit of others) any Confidential Information (as defined below) for any purpose. The term "Confidential Information" means any information or data used by or belonging or relating to the Company or any subsidiary, parent, or affiliate of the Company, or any party to whom the Company owes a duty of confidentiality, that is not known generally to the industry in which the Company or any subsidiary, parent or affiliate of the Company, or any party to whom the Company owes a duty of confidentiality, is or may be engaged, including, without limitation, any and all trade secrets, proprietary data and information relating to the Company's or any subsidiary, parent or affiliate of the Company's, or any party to whom the Company owes a duty of confidentiality, past, present or future business and products, price lists, customer lists, processes, procedures or standards, know-how, manuals, hardware, software, source code, business strategies, records, marketing plans, drawings, technical information, specifications, designs, patent information, financial information, whether or not reduced to writing. I further understand that my obligations under this Section 10 are in addition to, and not in place of, any obligations I have as an attorney pursuant to the applicable rules of professional responsibility.

11.The Company understands and agrees that it (and its attorneys) have held and will continue to hold the fact and all terms of this Agreement and the circumstances around this Agreement in utter, absolute and strictest confidence and secrecy, and that it has not and will not reveal the sum involved in this Agreement or its terms. The Company may disclose the contents of this Agreement to its attorneys, accountants, financial advisors, managers, officers, members, directors and employees (but will do so only if there is a business need to do so) and may disclose the contents of this Agreement to others only if the Company determines that it is legally required to do so, including the Company's determination that such disclosure is required disclosure under applicable federal and state securities laws.

Non-Disparagement

12.From and after the date of this Agreement, I warrant and agree that I will not make any disparaging comment in any format, whether written (including but not limited to my resume(s) or applications for employment), electronic or oral, to any customer, vendor, prospective employer, Company employee, the media, or any other individual or entity regarding the Company and/or the Released Parties which relates to the Company's business or related activities, or the relationship between the Company, the Released Parties and me.

13.The Company agrees that, from and after the date of this Agreement, its executive officers, trustees, vice presidents, human resources manager and in-house attorneys employed by the Company will not make any disparaging comment in any format, whether written (including but not limited to my resume(s) or applications for employment), electronic, oral or on social media, to any customer, vendor, prospective employer, Company employee, the media, or any other individual or entity regarding you which relates to the Company's business or related activities or your relationship with the Company.

Consequences of Breach of Confidentiality Obligations

14. I understand and agree that my obligations set forth in Section 9, 10 and 12 of this Agreement are material inducements to the Company in making this Agreement. Therefore, I expressly agree that a violation of my obligations in Section 9, 10 or 12 of this Agreement shall result in damage to the Company, the exact amount of which is impossible to determine, and that the Company shall cease making the payments described in Section 1 of this Agreement in the event I breach such obligations.

Cooperation

15.I agree that for a period of 30 days after the date hereof, I shall assist the Company with any transition issues, including assisting with the transition of responsibility for legal matters in the office of General Counsel of the Company to the individual or individuals identified to me by the Company. In addition, I agree to cooperate with the Company and its legal counsel in any litigation or disputes in which the Company is, or may become, involved, including but not limited to providing information I may have concerning any such dispute and appearing as a witness for the Company.

Non‑Admission of Liability

16.I understand and agree that the Released Parties deny that I have any legally cognizable claims against them but that the Released Parties desire to amicably settle any and all disputes they now may have with me. I further understand and agree that neither this Agreement nor any action taken hereunder is to be construed as an admission by the Released Parties of violation of any local, state, federal, or common law - in fact, I understand that the Released Parties expressly deny any such violation.

Time to Consider this Separation Agreement and Release and 7-Day Revocation Period
17.I acknowledge that I have been given the option to consider this Agreement for up to twenty-one (21) days before signing it. I further acknowledge that I have been advised to consult with an attorney prior to signing this Agreement.

18.I understand that after signing this Agreement, I have seven (7) days in which to consider it and, if desired, to revoke it by giving written notice of such revocation to the Company in care of Thomas B. Wright, III, Tom Wright Consulting, LLC, 7500 College Blvd., Suite 500, Overland Park, Kansas 66210, twright@tomwrightconsultingllc.com, prior to the expiration of the 7-day revocation period, but that upon such revocation, I shall forfeit any and all rights to all consideration otherwise to be provided to me under the terms of this Agreement. I also understand that this Agreement shall not become effective or enforceable until the expiration of the 7-day revocation period.

Section 409A Savings Clause
19.This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code, Title 26 of the United States Code (the "Code"), including the exceptions for short-term deferrals, separation pay arrangements, reimbursements and in-kind distributions, and must be administered and interpreted in accordance with such intent.  Without limiting the generality of the foregoing, any term or provision that is determined to have an ambiguous definition shall be interpreted, to the extent reasonable, to comply with Section 409A of the Code. Each installment payment under this Agreement is treated as a separate payment for purposes of Section 409A of the Code. All reimbursements provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code must be made or provided in accordance with the requirements of Section 409A of the Code.

Taxation

20.I understand and agree that none of the Released Parties, including their attorneys, have made any express or implied representations to me with respect to the tax implications of any payment made herein.

Missouri Law Applies

21.I understand and agree that this Agreement shall be governed by the laws of the State of Missouri.

Use of Headings
22.I understand and agree that the headings in this Agreement have been inserted for convenience of reference only and do not in any way restrict or modify any of its terms or provisions.

Agreement May Not Be Modified

23.I understand and agree that no provision of this Agreement may be waived, modified, altered or amended except upon the express written consent of the Released Parties and me.

Full Agreement

24.I understand this Agreement sets forth the entire terms of the agreement between the Company and me.

Invalidity of Any Provision Affects Only that Provision
25.I understand and agree that if, for any reason, any term or provision of this Agreement is construed to be unenforceable or void, the balance of it will yet be effective and enforceable.

Have Read, Understand and Have Voluntarily Signed Agreement
26.I have read this Agreement, and I understand its contents. I have signed this Agreement voluntarily and knowingly.

Signed and Dated
I have signed this Separation Agreement and Release on this 20th day of November, 2014.

/s/ Neil E. Sprague
NEIL E. SPRAGUE
WITNESS:

__________________
Signature

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Printed Name

AGREED AND ACCEPTED,
this 20th day of November, 2014

EPR PROPERTIES

By:     /s/ David M. Brain
David M. Brain, President and Chief
Executive Officer